Exhibit 5.1
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
September 16, 2010
Great Wolf Resorts, Inc.
122 West Washington Ave.
Madison, WI 53703
Registration Statement on Form S-4
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of GWR Operating Partnership, L.L.L.P., a Delaware limited liability limited partnership (the “Company”), Great Wolf Finance Corp., a Delaware corporation (“Great Wolf Finance” and together with the Company, the “Issuers”), Great Wolf Resorts, Inc., a Delaware corporation and indirect parent of the Company and Great Wolf Finance, as a guarantor (the “Parent Guarantor”), the persons listed on Schedule I hereto (together with the Parent Guarantor, the “Delaware Guarantors”) and the other subsidiaries of the Company named therein as guarantors (together with the Delaware Guarantors, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the issuance of $230,000,000 aggregate principal amount of the Issuers’ 10.875% First Mortgage Notes due 2017 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).
     The Exchange Notes and the Guarantees are to be offered in exchange for the Issuers’ outstanding $230,000,000 aggregate principal amount of 10.875% First Mortgage Notes due 2017 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Issuers and the Guarantors, respectively, in accordance with the terms of the Indenture, dated as of April 7, 2010 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee.
     In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. the Registration Statement;
     2. the Indenture, including as exhibits thereto the forms of Exchange Note and Guarantees, incorporated by reference as Exhibit 4.1 to the Registration Statement; and
     3. the Registration Rights Agreement, dated as of April 7, 2010 (the “Registration Rights Agreement”), among the Issuers, the Guarantors listed on Schedule

1 thereto and the Initial Purchasers listed on Schedule 2 thereto, included as Exhibit 4.3 to the Registration Statement.
     In addition, we have examined (i) such corporate records of each of the Issuers and each Delaware Guarantor that we have considered appropriate, including a copy of the certificate of incorporation or formation, as applicable, in each case as amended, and by-laws, limited liability company agreement or limited liability limited partnership agreement, as applicable, in each case as amended, of each of the Issuers and each Delaware Guarantor, certified by each of the Issuers and each such Delaware Guarantor, respectively, as in effect on the date of this letter, and copies of resolutions of the board of directors, board of managers, the managing member, the sole member or the general partner, as applicable, of each of the Issuers and each such Delaware Guarantor relating to the issuance of the Exchange Notes and the Guarantees, certified by each of the Issuers and each such Delaware Guarantor, respectively and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Issuers and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Issuers and the Guarantors.
     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and the Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and the Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. With regard to certain matters of state law, we have relied, with the Issuers’ permission, upon the opinions of (x) Michael Best & Friedrich, LLP, filed as Exhibit 5.2 to the Registration Statement and (y) McDermott Will & Emery, LLP, filed as Exhibit 5.3 to the Registration Statement.
     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:
     1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of each of the Issuers enforceable against each of the Issuers in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     2. When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantees will be valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except that enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Revised Uniform Partnership Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.
     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

SCHEDULE I
Great Lakes Services, LLC
Great Wolf Lodge of Kansas City, LLC
Great Wolf Lodge of PKI, LLC
Great Wolf Lodge of Traverse City, LLC
Great Wolf Lodge of Williamsburg, LLC
GWR OP General Partner, LLC
Scooops Tenant, LLC